Exhibit 23.1
THE CHUBB CORPORATION
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statements (Form S-3: No. 333-104310, No. 333-141561; Form S-8: No. 33-30020, No. 33-49230, No. 333-09273, No. 333-09275, No. 333-58157, No. 333-67347, No. 333-73073, No. 333-36530, No. 333-85462, No. 333-90140, No. 333-117120, No. 333-135011) of The Chubb Corporation and in the related Prospectuses of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedules of The Chubb Corporation and internal control over financial reporting of The Chubb Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
New York, New York
February 26, 2008